Exhibit 99.1

Grupo de Narváez acquires full ownership of Walmart Argentina
New ownership will bring strong local expertise to drive long-term growth
Business will continue serving Argentinians by delivering low prices and convenience to customers
Walmart will continue to support the business under its new ownership through transition services and sourcing agreements

BUENOS AIRES, ARGENTINA and BENTONVILLE, Ark., November 6 — Walmart Inc. (“Walmart”) has agreed to sell its business in Argentina to Grupo de Narváez, a Latin American group. The new ownership, which has retail operations in Argentina, Ecuador and Uruguay, brings strong local expertise that will position the business to thrive.

The deal marks an exciting new chapter in the business’ 25-year history. Walmart will continue to support the business through transition services and sourcing agreements under the new ownership, however, it will not retain an equity stake.

Walmart Argentina has demonstrated both incredible resilience and exciting innovation throughout the COVID-19 pandemic, significantly expanding its omnichannel capabilities to serve a broader base of Argentinians. Under Fernando Minaudo, Grupo de Narváez CEO, the new owners will continue to drive long-term growth for the business in Argentina’s dynamic retail environment. The company will remain one of Argentina’s largest employers and will continue to work closely with suppliers to provide the best value for customers, maintaining its commitment to supporting domestic suppliers and small businesses. Dolores Fernandez Lobbe will continue to support the business through a transition period, after which she will move into a new role within Walmart.

Walmart Argentina started operating in 1995, with the launch of its first shop in Avellaneda. Since that time, the business has grown to more than 90 stores and 9,000 associates under the Changomas, Mi Changomas, Walmart Supercenter and Punto Mayorista banners. The Changomas, Mi Changomas and Punto Mayorista banners will continue to serve customers in Argentina, following the transaction. Walmart Supercenters will be rebranded following a transition period.

Judith McKenna, President and Chief Executive Officer of Walmart International, said: “We are very proud of our Argentina business and associates as they’ve led and shown resilience throughout this year serving customers when they needed them most. We are excited by the local retail expertise the new owners bring to this already strong business, and we believe this deal creates the right structure to help it truly flourish for many years.”

Fernando Minaudo said: “We are very proud and excited about this new investment. We share the same values: a customer-centric philosophy, focus on operational excellence and commitment to the communities in which we operate. The company’s performance and dedication of its incredible associates through the COVID-19 pandemic have demonstrated the fundamental strength and resilience of the business, and we are thrilled to support the team, drive long-term growth and create new opportunities for associates and suppliers across Argentina.”

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 265 million customers and members visit approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://www.facebook.com/walmart and on Twitter at https://twitter.com/walmart.

About Walmart Argentina
Walmart Argentina started operating in the country in 1995 with the opening of its first store in Avellaneda, in the province of Buenos Aires. Currently, the company is the ninth largest private employer in the country, with more than 9,000 employees in 92 stores, distributed in 21 provinces in the national territory and the City of Buenos Aires. Walmart Argentina operates under different formats, such as hypermarkets (Supercenters), Changomas, Mi Changomas, Punto Mayorista and its e-commerce platform, as well as with its own Distribution Center, located in Moreno, and three bakery, meat and cold cut production centers. The latter under certificate number FSSC22000. More information here: https://www.walmartargentina.com.ar

Walmart Twitter: @WalmartARG
Walmart Facebook: https://www.facebook.com/WalmartArgentina
Instagram: Walmart_Argentina

About Grupo de Narváez
Grupo de Narváez is a family group, professionally conducted, with experience in the retail industry since the early 40s. As from the opening of its first store in Colombia, the group has been active in food retail, apparel, home appliances and pharmacies in different countries across the region. With this acquisition, Grupo de Narváez consolidates its presence in 9 countries with 656 stores and more than 24,500 employees in its different formats and platforms, serving its clients and communities with innovation, professionalism and sustainability. Until 1999, Grupo de Narváez owned Tía Argentina, the first national supermarket chain with presence throughout the country. It currently controls and operates Tia Ecuador and Ta-Ta, BAS, San Roque, Multiahorro and Woow in Uruguay. More information here:

Tía Ecuador https://www.tia.com.ec
Tata Uruguay https://www.tata.com.uy
Bas https://www.bas.com.uy
San Roque https://www.sanroque.com.uy
Multiahorro https://www.multiahorro.com.uy
Woow https://www.woow.com.uy